Exhibit 99.1

Chart Industries Reports Record Fourth Quarter and Full Year 2022 Results; Record Backlog Provides Strong Visibility to 2023

Atlanta, Georgia – February 24, 2023 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the fourth quarter and full year ended December 31, 2022. All results reported are from continuing operations. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website.

•Record fourth quarter 2022 and record full year 2022 backlog, sales, gross profit, and operating income
•Record full year 2022 orders of $2,779.9 million included our four highest order quarters in our history and increased 65.9% compared to 2021 (29.0% excluding Big LNG); fourth quarter 2022 orders of $525.9 million increased 14.1% from the fourth quarter 2021
•Record fourth quarter 2022 sales of $441.4 million contributed to record full year 2022 sales of $1,612.4 million, an increase of 22.4% (+21.4% organic, +4.8% inorganic offset by 3.9% foreign exchange headwind) compared to 2021
•Record fourth quarter operating income of $60.1 million (adjusted $75.0 million) and record fourth quarter operating income as a percent of sales of 13.6% (adjusted 17.0%) contributed to full year record operating income of $151.5 million
•Record reported EBITDA of $102.1 million in the fourth quarter 2022 (adjusted EBITDA of $97.5 million) and EBITDA as a percent of sales of 23.1% (adjusted 22.1%) driven by strong execution, continued pricing actions and small and large project work
•Reported fourth quarter 2022 non-diluted earnings per share (“EPS”) of $0.42; when adjusted for one-time items, fourth quarter adjusted non-diluted EPS was $1.67, a quarterly record, contributing to full year 2022 record non-diluted EPS of $2.21 and record adjusted non-diluted EPS of $4.69
•Fourth quarter 2022 net cash provided by operations of $30.5 million before $26.0 million of capital expenditures; when adjusted for one-time items, fourth quarter 2022 adjusted free cash flow of $71.5 million
•Reiterating Chart standalone 2023 full-year sales outlook of $2.10 billion to $2.20 billion and reiterating our associated 2023 full-year adjusted EBITDA outlook in the range of $440 million to $480 million
•Howden acquisition anticipated to close in the next 45 days and on-track to delivering our year-one synergy and financial commitments.

We set numerous full year 2022 and fourth quarter 2022 historical records.

	Orders	Net Sales	Backlog	Gross Profit	Operating Income	Operating Margin
Q4 2022		✔	✔	✔	✔	✔
FY 2022	✔	✔	✔	✔	✔

Our four highest order quarters in our history were all in 2022. Full year orders of $2,779.9 million included three Big LNG orders totaling $620.7 million as well as a total of 12 floating LNG (“FLNG”), small-scale LNG and hydrogen liquefaction systems and associated equipment. Fourth quarter 2022 orders of $525.9 million included orders for our IPSMR® process technology and associated equipment for New Fortress Energy’s Fast4 and Fast5 LNG projects and was a 14.1% increase over the fourth quarter 2021 orders. The 2022 record orders contributed to record backlog of $2,338.1 million, a strong setup to our 2023 outlook. 2022 was the first time in our history that we booked multiple Big LNG projects in the same year, with three consecutive quarters (first through third quarters 2022) having Big LNG bookings. We anticipate Big LNG, small-scale LNG and FLNG demand to continue in 2023, and while no additional Big LNG orders are included in our 2023 outlook, we currently anticipate more than one project to move to Final Investment Decision (“FID”), with one expected in the first half 2023. To start 2023, we received an order for $115 million for our IPSMR® liquefaction systems from Wison Heavy Industry Co., Ltd. as well as an order for brazed aluminum heat exchangers into a floating LNG application for $19.5 million.

Fourth quarter 2022 sales of $441.4 million and full year 2022 sales of $1,612.4 million were our highest sales quarter and year in our history, and each of our segments had record sales in the full year 2022. Fourth quarter 2022 sales sequentially increased more than 8.5% in three of our four segments compared to the third quarter 2022, with RSL and HTS up 11.1% and 12.3%, respectively. CTS sales were flat to the third quarter 2022, which is consistent with the typical seasonal nature of industrial gas activity.

Full year 2022 sales grew 22.4%, despite the negative impact of foreign exchange of 3.9%, and a 79.2% decline in HLNG over-the-road vehicle tank sales (excluding HLNG from full year sales in both 2022 and 2021 would result in a 33.6% growth rate for the business year-over-year). Repair, Service and Leasing (“RSL”) and Heat Transfer Systems (“HTS”) segments full year 2022 sales were $209.6 million (+12.1% increase when compared to 2021) and $462.7 million (+76.1%), respectively. HTS benefitted from a strong small-scale, floating LNG and Big LNG year, as well as traditional energy applications’ orders growing in 2022. Cryo Tank Solutions full year 2022 sales of $504.3 million also grew 12.7% year-over-year, while Specialty Products sales increased 3.6% to $448.3 million. Specialty Products sales increased 39.7% when excluding HLNG over-the-road vehicle tank sales in each year.

Record fourth quarter 2022 reported gross profit of $124.3 million contributed to our full year record 2022 gross profit of $407.4 million. We have sequential quarter-over-quarter improvement in gross margin as a percent of sales, with reported gross margin in the fourth quarter 2022 of 28.2% (and each month’s reported gross margin as a percent of sales and operating margin as a percent of sales within the quarter sequentially increased, with our exit rate from December 2022 of reported gross profit as a percent of sales of 31%). When adjusted for one-time items of restructuring costs, specific customer concession, and the brazed aluminum heat exchanger installation costs, gross margin as a percent of sales for the fourth quarter 2022 was 29.9%. We intend to continue to robustly manage gross margin levels as we remain active on our pricing actions and expect tempering of the recent inflationary pressures for our main material input costs.

Reported operating income of $60.1 million for the fourth quarter 2022 resulted in record reported operating income as a percent of sales of 13.6%. When excluding the $14.9 million of operational one-time costs in the fourth quarter 2022, including specific costs related to the Howden acquisition (third party due diligence and legal costs primarily), adjusted operating income as a percent of sales was 17.0%, also a historical record.

Fourth quarter 2022 EBITDA of $102.1 million included one-time items related to the revaluation of our investment in Svante following its sale of securities to additional investors, including Chevron (gain of $23.3 million), share based compensation ($2.7 million) and the non-recurring costs reflected in adjusted operating income. When adjusting for these one-time items, adjusted EBITDA for the fourth quarter 2022 was $97.5 million.

Reported fourth quarter 2022 non-diluted earnings per share (“EPS”) of $0.42; when adjusted for one-time items primarily related to Howden deal-related costs, integration costs on other acquisitions, financing costs as well the gain from our revaluation of Svante and our mark-market of our inorganic investments, fourth quarter adjusted non-diluted EPS was $1.67. Full year 2022 reported non-diluted EPS of $2.21 is a historical record as is our adjusted non-diluted EPS for the full year of $4.69.

“Not only was 2022 a record year across nearly all financial metrics for our business, we continue to see broad-based demand as we head into 2023 across our full solution offering,” stated Jill Evanko, Chart’s CEO and President. “We are pleased with the progress of margin improvement, in particular our record adjusted operating income as a percent of sales of 17.0% in the fourth quarter and are excited to be progressing on track to closing the acquisition of Howden and the expectation of delivering year-one synergies at or above target. I want to thank our One Chart global team members for their efforts in executing a record year, and most importantly, doing so safely as we had our lowest number of safety incidents and total recordable incident rate to end 2022.”

Broad-based demand for our products and solutions continues into 2023 providing strong confidence in our 2023 through 2025 outlook driven by macro tailwinds and our Chart-specific differentiation including certifications, new products and a safe operating environment. January 2023 total Chart orders were over $285 million.

We continue to see widespread demand across our business, with one indicator of this being seven consecutive quarters with more than 60 orders each over $1 million. In the fourth quarter 2022, we booked 66 of these orders, bringing our full year 2022 to 263 orders each greater than $1 million. This is a 16.4% increase of orders of this magnitude compared to 2021. We also booked orders in 2022 with 327 new customers (729 total in the past two years) and 89 new first-of-a-kind orders (“FOAK”) (168 in the past two years combined). In the fourth quarter 2022, we received a FOAK order from TotalEnergies for one of our Spintube™ replacement heat exchanger bundles to be installed in a refinery in Europe, with the customer expecting significant efficiency gains by converting to a Spintube bundle.

Another one of our fourth quarter 2022 FOAK orders was a PFAS water treatment system with Yarmouth, Massachusetts – this will be the first full scale system for drinking water in the state of Massachusetts (only pilots have been run to date). Water treatment is one of the many macro tailwinds that we see in the Nexus of Clean™ - clean power, clean water, clean food and clean industrials. For water treatment, PFAS restrictions are going into effect in the United States this year, and the United States Inflation Reduction Act (“IRA”) includes $4 billion in drought resilience and $550 million for domestic water program funding (USA). Outside of the U.S., we have won three water treatment orders in 2022 in India (each o ver $3.5 million), and there is a growing trend for global government partnering to accelerate water and sanitation projects. We see the IRA as a significant tailwind to all of our Specialty Products order activity, and this has continued in 2023.

We signed agreements or Memoranda of Understanding (“MOU”) with 30 different partners in 2022, with a balance between hydrogen (38%), LNG and liquefaction (34%) and carbon capture, utilization and storage (“CCUS”) (25%), including 10 new MOUs executed in the fourth quarter 2022, with partners such as Wison Heavy Industry Co., Ltd. that in turn has already placed a meaningful order with us to start 2023. So far in 2023, we have executed three new agreements with additional partners, including Nikola for hydrogen offerings, and MOUs with Rotec for high flow reverse osmosis for water treatment and GenH2 to incorporate Chart equipment into their small-scale hydrogen liquefaction systems, inclusive of storage, brazed aluminum heat exchangers, cold boxes.

In addition to the U.S. IRA, other governments are committing funds and programs for green energy and supporting carbon emission reductions which we expect to drive further demand for our solutions globally, in particular in energy, hydrogen, water, food, and carbon capture. Examples of this include the recently announced European Green Deal Industrial Plan, India’s National Green Hydrogen Mission, and the continuation of the support for a hybrid of clean energy sources. In February 2023, the European Investment Bank (“EIB”), the bank of the European Union, joined the India Hydrogen Alliance (“IH2A”), which Chart and Reliance Industries were founding members. The EIB is working with the Indian government on a credit facility to provide public sector investments supporting the large-scale green hydrogen hubs and projects with an indicative funding of EUR 1 billion.

The global CO2 shortage is impacting food, beverage and industrial applications, and therefore increasing demand and potential demand for our carbon capture and storage solutions. In the past month, we have received record inbound requests from customers and potential customers of breweries, food producers, and energy companies to help them address this situation. Of note, we have the largest pipeline of opportunities for CCUS in New Zealand and Australia in our history. Also, our Cryogenic Carbon Capture ™ technology and solutions are supporting development of decarbonization solutions for the lime industry. A first milestone achieved is represented by two recent pre-FEED orders from two of the largest lime producers, one of them being Carmeuse. There are many additional macro tailwinds related to ESG and sustainability and more examples are shown in the supplemental presentation.

Our own activities related to safety, productivity, differentiation through global and regional certifications, ESG-oriented internal activities to achieve our carbon emission reduction target of 30% by 2030 and carbon neutrality by 2050 (which we are reiterating as our goals for the combined Chart and Howden business) continue to be central to our One Chart operating environment. In the fourth quarter 2022, we hit our lowest total recordable incident rate in our history, and we received 11 certifications ranging from geographies including China, South Korea, Canada and the United States to end uses including rail, HLNG for buses and hydrogen.

Reported fourth quarter 2022 net cash provided by operating activities of $30.5 million with capital expenditures of $26.0 million; when adjusting for Howden-related costs, primarily financing and one-time items, adjusted free cash flow was $71.5 million.

For the fourth quarter 2022, net cash provided by operating activities was $30.5 million with capital expenditures of $26.0 million. Capital expenditures in the fourth quarter 2022 of $26.0 million included our decision to accelerate activity on the installation of our brazed aluminum heat exchanger (“BAHX”) furnace and production line in our Tulsa, Oklahoma flexible manufacturing facility, our New Iberia, Louisiana cold box rooftop expansion, and putting more leasing fleet assets into service. We accelerated capacity projects as demand for our BAHX cores and cold boxes continues at record levels, both for LNG applications of all sizes, traditional oil and gas applications as well as our Specialty Products full solution offerings for hydrogen, water treatment and carbon capture and storage. We also continue to see strong commercial activity for our standard leasing fleet, which is primarily mobile transports and ISO containers. When adjusted for Howden related costs, financing costs and other net income adjustments, adjusted free cash flow for fourth quarter 2022 was $71.5 million. We did not adjust fourth quarter 2022 adjusted free cash flow for a negative foreign exchange headwind of $1.4 million,

$8.9 million of accelerated capacity capital expenditures, or accounts receivable payments from four customers of $8.3 million that came in early January 2023 versus our original expectation of receipt in the fourth quarter 2022.

Chart standalone (excluding Howden) 2023 outlook reiterated and supported by record backlog of $2,338.1 million and a strong start to our order book in 2023; Chart and Howden combined outlook reiterated.

We are reiterating our 2023 sales outlook range of $2.10 billion to $2.20 billion, which includes only Big LNG projects that are in backlog as of December 31, 2022. We are confident in achieving this sales range, underpinned by five key items:

1.It is not unusual for project revenue to shift between quarters. We anticipate realizing pushed Q422 revenue in 2023 based on customer, project and material receipt timing.
2.Our outlook does not include any additional mid-size or large project orders between now and the end of the first half 2023, which could provide additional revenue in the second half of 2023.
3.Even though we are seeing early end market improvement in HLNG vehicle tank sales, our forecast for HLNG vehicle tank sales is flat with 2022.
4.As of December 31, 2022, we had record backlog of $2,338.1 million, with approximately 60% of the full year 2023 sales outlook already in backlog, which is meaningfully higher than in prior years
5.We have existing capacity to deliver on our backlog and any potential new orders that could materialize throughout the year.

We are reiterating our prior 2023 standalone full year adjusted EBITDA outlook which is anticipated to be in the range of $440 million to $480 million. Adjusted 2023 full year free cash flow, which also excludes any impact from the pending Howden acquisition, is reiterated in the range of $250 million to $300 million. We will be using EBITDA as a financial metric going forward and in light of the adjustments, costs and variable metrics and timing associated with the Howden acquisition, we will not provide standalone Chart adjusted earnings per share for 2023. Following the close of the Howden acquisition, we will provide updated combined company guidance for the calendar year 2023 for sales, adjusted diluted earnings per share, EBITDA and adjusted free cash flow. All of the current share count and interest information as of the first quarter 2023 is included in the supplemental presentation.

Seasonally, as in past years, our first quarter is typically our lowest quarter of the year, and we expect our normal first quarter seasonality. Given this and the timing of our backlog, we expect quarterly revenues, gross margin and operating margins will increase over the course of the year.

Our guidance does not include the impact of the pending acquisition with Howden, which is expected to close in the next 45 days. We are also adjusting for acquisition and divestiture costs, restructuring, and interest on Chart’s long-term debt to fund the Howden transaction placed in December 2022. Chart anticipates the absolute level of adjustments to decrease in 2024, and effective in the fourth quarter 2022, we are no longer adjusting strategic inventory items for free cash flow.

Howden acquisition anticipated to close in the next 45 days and on-track to deliver our year-one synergy and financial commitments.

We announced our definitive agreement to acquire Howden, a leading global provider of mission critical air and gas handling products and services, on November 9, 2022, with an anticipated closing date withiin the next 45 days. We completed our financing activities related to the transaction in December 2022, within our anticipated weighted average cost of debt range (previously stated range as 7% to 8.5% blended). The U.S. Hart-Scott-Rodino (HSR) antitrust waiting period expired with no further inquiries and the parties have also received clearances from all except two of our total required international regulatory approvals. Pending receipt of these two remaining international regulatory approvals, we now expect the transaction to close in the next 45 days.

Howden, like Chart, continued to experience strong demand from numerous macro tailwinds in their end markets in the fourth quarter 2022 and into the first quarter of 2023 as well as very strong backlog heading into the year, and therefore the previously shared 2023 outlook remains unchanged. We are reiterating our view for 12 months pro forma combined sales of $4.25 billion and associated adjusted 2023 EBITDA of approximately $1 billion for the Chart and Howden combined business, inclusive of year-one cost synergies of $175 million, and we continue to anticipate reaching our estimated pro forma net leverage ratio in the high 2x range by the end of 2024. Included in the supplemental presentation is a 2023 proforma outlook for the combined Chart and Howden business as well as a reiteration of our 2024 EBITDA outlook for the combined business.

As previously discussed, we are currently pursuing divestitures of two product lines related to the combined business. While these proposed divestitures are at preliminary stages and there can be no assurances of the completion of these activities, we continue to target a completion of these within the next three to six months and continue to anticipate combined proceeds of approximately $500 million from these divestitures.

Discontinued Operations: Settlement of the global plaintiff’s Pacific Fertility Clinic lawsuits booked in discontinued operations related to our primary pre-closing liability from the divestiture of the Cryobio business to Cryoport in 2020.

In connection with the October 1, 2020 divestiture of our cryobiological products business, Chart retained certain potential liabilities in connection with the alleged failure of a stainless steel cryobiological storage tank at the Pacific Fertility Center in San Francisco, California. As previously disclosed, the Company has been engaged in ongoing discussions in an effort to establish a settlement framework for the various lawsuits associated with the Pacific Fertility Center. After substantial discussions with the various constituent parties, the Company reached a preliminary settlement in late January 2023 to resolve these 217 cases. The preliminary settlement remains subject to the satisfaction of certain conditions, which the Company currently anticipates occurring as early as March 2023. The Company has taken a net charge of approximately $73.0 million, which is included in discontinued operations, representing the expected out-of-pocket payments in connection with the settlement and settlement costs. This preliminary settlement resolves the prior 2021 verdict awarded by a federal district court in the Northern District of California for the initially tried cases, which was on appeal, as well as the previously disclosed insurance dispute. We continue to evaluate the merits of the sole remaining lawsuit that is not included in the preliminary settlement in light of the information available. Based on the status of that lawsuit, a current estimate of reasonably possible losses in that case cannot be made; however, the Company does not anticipate the potential exposure to be material. This preliminary settlement and the expected out-of-pocket payments does not reflect third party recoveries which the Company is aggressively pursuing with respect to the underlying facts in these cases, and which the Company currently anticipates will result in recoveries approximating one-quarter or more of the Company’s out-of-pocket net payments.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed and pending acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets and projected industry-wide investments, and U.S. and global governmental initiatives, including executive orders, environmental factors including carbon reduction targets, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: The Company’s ability to successfully close and integrate the pending Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; The Company’s ability to successfully close on its intention to divest the two product lines and achieve the anticipated proceeds from these divestitures; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine, including potential energy shortages in Europe and elsewhere, and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted earnings per non-diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and adjusted operating income, EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Fourth Quarter 2022 Earnings Per Share," “Fourth Quarter 2022 Free Cash Flow”, and “Fourth Quarter and Full Year 2022 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2023 full year outlook, the Company is not able to provide a reconciliation of adjusted diluted earnings per share, adjusted EBITDA or adjusted free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and full year 2022 financial results on a conference call on Friday, February 24, 2023 at 8:30 a.m. ET. A live webcast and replay will be available on the Company's investor relations website, ir.chartindustries.com. Participants wishing to join the live Q&A session may request a conference call dial-in number by registering in advance using the following registration link: Conference Registration (vevent.com)

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and carbon capture and storage amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

John Walsh VP, Investor Relations 770-721-8899 john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Sales	$441.4	$378.9	$1,612.4	$1,317.7
Cost of sales	317.1	296.7	1,205.0	993.5
Gross profit	124.3	82.2	407.4	324.2
Selling, general, and administrative expenses	55.2	51.4	214.5	196.8
Amortization expense	9.0	10.4	41.4	38.9
Operating expenses	64.2	61.8	255.9	235.7
Operating income (1) (2) (3) (4)	60.1	20.4	151.5	88.5
Acquisition related finance fees	37.0	—	37.0	—
Interest expense, net	15.5	3.3	28.8	10.7
Financing costs amortization	0.8	4.8	2.9	8.3
Unrealized gain on investment in equity securities	(24.0)	(2.0)	(13.1)	(3.2)
Realized gain on equity method investment	—	—	(0.3)	—
Realized gain on investment in equity securities	—	(2.6)	—	(2.6)
Foreign currency loss (gain)	1.8	1.2	(0.8)	0.9
Other (income) expense, net	(0.4)	(0.1)	(1.9)	0.3
Income from continuing operations before income taxes and equity in (loss) earnings of unconsolidated affiliates, net	29.4	15.8	98.9	74.1
Income tax expense	11.9	3.6	15.9	13.5
Income from continuing operations before equity in (loss) earnings of unconsolidated affiliates, net	17.5	12.2	83.0	60.6
Equity in (loss) earnings of unconsolidated affiliates, net	(0.1)	0.2	(0.4)	0.3
Net income from continuing operations	17.4	12.4	82.6	60.9
Loss from discontinued operations, net of tax	(57.6)	—	(57.6)	—
Net (loss) income	(40.2)	12.4	25.0	60.9
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.2	0.3	1.0	1.8
Net (loss) income attributable to Chart Industries, Inc.	$(40.4)	$12.1	$24.0	$59.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) — (Continued) (Dollars and shares in millions, except per share amounts)

Amounts attributable to Chart common stockholders
Income from continuing operations	$17.2	$12.1	$81.6	$59.1
Less: Mandatory convertible preferred stock dividend requirement	1.4	—	1.4	—
Income from continuing operations attributable to Chart	$15.8	$12.1	$80.2	$59.1
(Loss) from discontinued operations, net of tax	(57.6)	—	(57.6)	—
Net (loss) income attributable to Chart common stockholders	$(41.8)	$12.1	$22.6	$59.1

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.42	$0.34	$2.21	$1.66
Loss from discontinued operations	(1.54)	—	(1.59)	—
Net (loss) income attributable to Chart Industries, Inc.	$(1.12)	$0.34	$0.62	$1.66
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.37	$0.29	$1.92	$1.44
Loss from discontinued operations	(1.34)	—	(1.38)	—
Net (loss) income attributable to Chart Industries, Inc.	$(0.97)	$0.29	$0.54	$1.44
Weighted-average number of common shares outstanding:
Basic	37.42	35.65	36.25	35.61
Diluted (5) (6)	42.93	41.57	41.80	41.11
_______________
(1)Includes depreciation expense of:
•$10.5 and $10.4 for the quarter ended December 31, 2022 and 2021, respectively, and
•$40.5 and $41.7 for the year ended December 31, 2022 and 2021, respectively.
(2)Includes restructuring costs/(credits) of:
•$0.1 and $0.6 for the quarter ended December 31, 2022 and 2021, respectively, and
•$(1.0) and $3.5 for the year ended December 31, 2022 and 2021, respectively.
(3)Includes acquisition-related contingent consideration (credits)/charges in our Specialty Products segment of:
•$(1.1) and $(1.2) for the quarter ended December 31, 2022 and 2021, respectively, and
•$(3.9) and $1.1 for the year ended December 31, 2022 and 2021, respectively.
(4)Includes deal-related and integration costs of:
•$1.6 and $17.6 for the quarter and year ended December 31, 2022, respectively.
(5)Includes an additional 5.23 and 5.28 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2022, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.80 and 2.81 for the fourth quarter and full year 2022, respectively.
(6)Includes an additional 5.56 and 5.17 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2021, respectively.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP.  If the hedge could have been considered, it would have reduced the additional shares by 2.94 and 2.76 for the fourth quarter and full year ended 2021, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Cash Provided By (Used In) Operating Activities	$30.5	$20.4	$80.8	$(21.3)
Investing Activities
Acquisition of businesses, net of cash acquired	—	(36.0)	(25.8)	(205.1)
Investments	(5.0)	(0.7)	(9.9)	(103.9)
Capital expenditures	(26.0)	(16.2)	(74.2)	(52.7)
Cash received from settlement of cross-currency swap agreements	—	—	9.4	—
Government grants	(0.3)	0.1	(1.1)	0.5
Net Cash Used In Investing Activities	(31.3)	(52.8)	(101.6)	(361.2)
Financing Activities
Borrowings on senior secured and senior unsecured notes	1,940.0	—	1,940.0	—
Borrowings on revolving credit facilities	132.0	717.0	635.3	1,361.1
Repayments on revolving credit facilities	(617.0)	(552.0)	(1,128.2)	(873.6)
Repayments on term loan	—	(103.1)	—	(103.1)
Payments for debt issuance costs	(4.7)	(3.0)	(4.7)	(3.0)
Proceeds from issuance of common stock, net	675.5	—	675.5	—
Proceeds from issuance of preferred stock, net	388.4	—	388.4	—
Payments for equity issuance costs	(0.7)	—	(0.7)	—
Proceeds from exercise of stock options	0.3	(0.1)	2.2	6.9
Common stock repurchases from share-based compensation plans	(0.2)	(3.2)	(3.6)	(6.4)
Net Cash Provided By Financing Activities	2,513.6	55.6	2,504.2	381.9
Effect of exchange rate changes on cash	3.0	(3.8)	(0.5)	(3.1)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	2,515.8	19.4	2,482.9	(3.7)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	89.5	103.0	122.4	126.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$2,605.3	$122.4	$2,605.3	$122.4
_______________
(1)Includes cash and restricted cash equivalents of $1,941.7 and $0.2 classified within restricted cash on our consolidated balance sheet as of December 31, 2022 and December 31, 2021, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$663.6	$122.2
Restricted cash	1,941.7	0.2
Accounts receivable, net	278.4	236.3
Inventories, net	357.9	321.5
Other current assets	449.3	173.3
Property, plant, and equipment, net	430.0	416.0
Goodwill	992.0	994.6
Identifiable intangible assets, net	535.3	556.1
Equity method investments	93.0	99.6
Investments in equity securities	96.5	77.8
Other assets	64.2	46.2
TOTAL ASSETS	$5,901.9	$3,043.8

LIABILITIES AND EQUITY
Current liabilities	$1,081.6	$693.9
Long-term debt	2,039.8	600.8
Other long-term liabilities	96.2	123.9
Equity	2,684.3	1,625.2
TOTAL LIABILITIES AND EQUITY	$5,901.9	$3,043.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Sales
Cryo Tank Solutions	$126.4	$133.5	$504.3	$447.4
Heat Transfer Systems	148.4	71.9	462.7	262.7
Specialty Products	117.4	131.9	448.3	432.9
Repair, Service & Leasing	55.2	44.7	209.6	187.0
Intersegment eliminations	(6.0)	(3.1)	(12.5)	(12.3)
Consolidated	$441.4	$378.9	$1,612.4	$1,317.7
Gross Profit
Cryo Tank Solutions	$28.9	$22.5	$98.7	$93.5
Heat Transfer Systems	37.2	6.4	90.6	35.6
Specialty Products	32.4	39.9	138.6	145.5
Repair, Service & Leasing	25.8	13.4	79.5	49.6
Consolidated	$124.3	$82.2	$407.4	$324.2
Gross Profit Margin
Cryo Tank Solutions	22.9%	16.9%	19.6%	20.9%
Heat Transfer Systems	25.1%	8.9%	19.6%	13.6%
Specialty Products	27.6%	30.3%	30.9%	33.6%
Repair, Service & Leasing	46.7%	30.0%	37.9%	26.5%
Consolidated	28.2%	21.7%	25.3%	24.6%
Operating Income (Loss)
Cryo Tank Solutions	$17.8	$10.9	$54.0	$52.9
Heat Transfer Systems	27.9	(5.8)	51.7	(12.3)
Specialty Products	19.2	26.4	72.9	94.1
Repair, Service & Leasing	18.7	7.2	51.0	23.3
Corporate	(23.5)	(18.3)	(78.1)	(69.5)
Consolidated (1) (2) (3) (4)	$60.1	$20.4	$151.5	$88.5
Operating Margin
Cryo Tank Solutions	14.1%	8.2%	10.7%	11.8%
Heat Transfer Systems	18.8%	(8.1)%	11.2%	(4.7)%
Specialty Products	16.4%	20.0%	16.3%	21.7%
Repair, Service & Leasing	33.9%	16.1%	24.3%	12.5%
Consolidated	13.6%	5.4%	9.4%	6.7%

(1)Restructuring costs/(credits) for the quarter ended:
•December 31, 2022 were $0.1 ($0.2 – Heat Transfer Systems and $(0.1) – Repair, Service & Leasing).
•December 31, 2021 were $0.6 ($0.5 - Heat Transfer Systems and $0.1 - Repair, Service & Leasing).
(2)Restructuring (credits)/costs for the year ended:
•December 31, 2022 were $(1.0) ($0.1 – Cryo Tank Solutions, $0.3 – Heat Transfer Systems and $(1.4) – Repair, Service & Leasing).
•December 31, 2021 were $3.5 ($0.3 – Cryo Tank Solutions, $1.7 – Heat Transfer Systems, $1.5 – Repair, Service & Leasing).
(3)Includes acquisition-related contingent consideration (credits)/charges in our Specialty Products segment of:
•$(1.1) and $(1.2) for the quarter ended December 31, 2022 and 2021, respectively, and

•$(3.9) and $1.1 for the year ended December 31, 2022 and 2021, respectively.
(4)Includes deal-related and integration costs of:
•$1.6 and $17.6 for the quarter and year ended December 31, 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Orders
Cryo Tank Solutions	$139.7	$120.2	$508.4	$555.4
Heat Transfer Systems (1)	235.8	357.7	1,417.6	312.0
Specialty Products	96.4	202.9	665.5	648.6
Repair, Service & Leasing	66.3	61.7	218.9	180.6
Intersegment eliminations	(12.3)	(13.1)	(30.5)	(20.5)
Consolidated	$525.9	$729.4	$2,779.9	$1,676.1

	As of
	December 31, 2022	September 30, 2022	December 31, 2021
Backlog
Cryo Tank Solutions	$371.0	$355.2	$346.8
Heat Transfer Systems (1) (2)	1,300.1	1,225.4	370.4
Specialty Products	645.9	666.1	438.2
Repair, Service & Leasing	57.0	41.6	56.5
Intersegment eliminations	(35.9)	(34.2)	(21.8)
Consolidated	$2,338.1	$2,254.1	$1,190.1
_______________

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NORMALIZED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES INC. AND ADJUSTED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	Basic share count	Adjusted share count (1)	Basic share count	Change for share count	Basic share count	Adjusted share count (1)	Basic share count	Change for share count
Basic earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$0.42	$0.44	$0.34	$0.10	$2.21	$2.24	$1.66	$0.55
Investment equities mark-to-market	(0.61)	(0.63)	(0.06)	(0.57)	(0.25)	(0.25)	(0.12)	(0.13)
Gains on purchase or sale	—	—	(0.07)	0.07	—	—	(0.07)	0.07
Debt and debt refinance costs	1.21	1.26	0.12	1.14	1.25	1.26	0.12	1.13
Mandatory convertible preferred stock dividend	0.04	0.04	—	0.04	0.04	0.04	—	0.04
Tax effects	(0.01)	(0.01)	—	(0.01)	(0.06)	(0.06)	0.01	(0.07)
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.05	$1.10	$0.33	$0.77	$3.19	$3.23	$1.60	$1.59
Restructuring and related (2)	0.22	0.23	0.21	0.02	0.58	0.59	0.60	(0.02)
Deal related and integration costs	0.26	0.27	0.17	0.10	0.71	0.71	0.47	0.24
Start-up costs (organic)	0.08	0.08	0.08	—	0.30	0.31	0.25	0.05
Other one time	—	—	0.01	(0.01)	—	—	0.14	(0.14)
Tax effects	(0.01)	(0.01)	(0.07)	0.06	(0.15)	(0.15)	(0.22)	0.07
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$1.60	$1.67	$0.73	$0.94	$4.63	$4.69	$2.84	$1.79
_______________
(1)Includes adjusted basic share count of 35.88 for the quarter ended December 31, 2022 and 35.86 for the year ended December 31, 2022 which excludes impact of common shares issued in December 2022.
(2)Includes restructuring costs/(credits) of:
•$0.1 and $0.6 for the quarter ended December 31, 2022 and 2021, respectively, and
•$(1.0) and $3.5 for the year ended December 31, 2022 and 2021, respectively.

_______________
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income attributable to Chart Industries, Inc. (U.S. GAAP)	$(40.4)	$12.1	$24.0	$59.1
Income attributable to noncontrolling interests of continuing operations, net of taxes (U.S. GAAP)	0.2	0.3	1.0	1.8
Net (loss) income (U.S. GAAP)	(40.2)	12.4	25.0	60.9
Financing costs amortization	0.8	4.8	2.9	8.3
Unrealized foreign currency transaction loss (gain)	0.1	4.7	(4.1)	(1.1)
Employee share-based compensation expense	2.7	3.1	10.6	11.2
Realized loss (gain) on investment of equity securities	0.3	(2.6)	—	(2.6)
Unrealized (gain) on investment in equity securities	(24.0)	(2.0)	(13.1)	(3.2)
Realized gain on equity method investment	(0.3)	—	(0.3)	—
Equity in loss (earnings) of unconsolidated affiliates, net	0.2	(0.2)	0.5	(0.3)
Deferred income tax benefit	(1.7)	(7.9)	(1.7)	(7.9)
Other non-cash operating activities	7.9	(7.3)	11.3	(4.8)
Net (loss) income adjusted (non-GAAP)	$(54.2)	$5.0	$31.1	$60.5
_______________
Net income adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities from continuing operations	$30.5	$20.4	$80.8	$(21.3)
Capital expenditures	(26.0)	(16.2)	(74.2)	(52.7)
Free cash flow (non-GAAP)	$4.5	$4.2	$6.6	$(74.0)
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Year Ended December 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$504.3	$462.7	$448.3	$209.6	$(12.5)	$—	$1,612.4
Gross profit as reported (U.S. GAAP)	98.7	90.6	138.6	79.5	—	—	407.4
Restructuring, transaction-related and other one-time costs	9.3	11.4	9.6	1.8	—	—	32.1
Adjusted gross profit (non-GAAP)	$108.0	$102.0	$148.2	$81.3	$—	$—	$439.5
Adjusted gross profit margin (non-GAAP)	21.4%	22.0%	33.1%	38.8%	—%	—%	27.3%

Operating income (loss) as reported (U.S. GAAP)	$54.0	$51.7	$72.9	$51.0	$—	$(78.1)	151.5
Restructuring, transaction-related and other one-time costs	9.5	11.8	10.9	2.0	—	11.8	46.0
Adjusted operating income (loss) (non-GAAP)	$63.5	$63.5	$83.8	$53.0	$—	$(66.3)	$197.5
Adjusted operating margin (non-GAAP)	12.6%	13.7%	18.7%	25.3%	—%	—%	12.2%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$126.4	$148.4	$117.4	$55.2	$(6.0)	$—	$441.4
Gross profit as reported (U.S. GAAP)	28.9	37.2	32.4	25.8	—	—	124.3
Restructuring, transaction-related and other one-time costs	1.0	4.5	2.0	0.3	—	—	7.8
Adjusted gross profit (non-GAAP)	$29.9	$41.7	$34.4	$26.1	$—	$—	$132.1
Adjusted gross profit margin (non-GAAP)	23.7%	28.1%	29.3%	47.3%	—%	—%	29.9%

Operating income (loss) as reported (U.S. GAAP)	$17.8	$27.9	$19.2	$18.7	$—	$(23.5)	60.1
Restructuring, transaction-related and other one-time costs	1.1	4.4	1.6	0.4	—	7.4	14.9
Adjusted operating income (loss) (non-GAAP)	$18.9	$32.3	$20.8	$19.1	$—	$(16.1)	$75.0
Adjusted operating margin (non-GAAP)	15.0%	21.8%	17.7%	34.6%	—%	—%	17.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Year Ended December 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$447.4	$262.7	$432.9	$187.0	$(12.3)	$—	$1,317.7
Gross profit as reported (U.S. GAAP)	93.5	35.6	145.5	49.6	—	—	$324.2
Restructuring, transaction-related and other one-time costs	7.9	13.0	6.4	6.9	—	—	34.2
Adjusted gross profit (non-GAAP)	$101.4	$48.6	$151.9	$56.5	$—	$—	$358.4
Adjusted gross profit margin (non-GAAP)	22.7%	18.5%	35.1%	30.2%	—%	—%	27.2%

Operating income (loss) as reported (U.S.GAAP)	$52.9	$(12.3)	$94.1	$23.3	$—	$(69.5)	$88.5
Restructuring, transaction-related and other one-time costs	$8.5	$13.8	$9.0	$7.0	$—	$7.1	$45.4
Adjusted operating income (loss) (non-GAAP)	$61.4	$1.5	$103.1	$30.3	$—	$(62.4)	$133.9
Adjusted operating margin (non-GAAP)	13.7%	0.6%	23.8%	16.2%	—%	—%	10.2%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$133.5	$71.9	$131.9	$44.7	$(3.1)	$—	$378.9
Gross profit as reported (U.S. GAAP)	22.5	6.4	39.9	13.4	—	—	82.2
Restructuring, transaction-related and other one-time costs	2.7	3.6	1.2	2.1	—	—	9.6
Adjusted gross profit (non-GAAP)	$25.2	$10.0	$41.1	$15.5	$—	$—	$91.8
Adjusted gross profit margin (non-GAAP)	18.9%	13.9%	31.2%	34.7%	—%	—%	24.2%

Operating income (loss) as reported (U.S.GAAP)	$10.9	$(5.8)	$26.4	$7.2	$—	$(18.3)	$20.4
Restructuring, transaction-related and other one-time costs	$2.9	$4.2	$1.4	$2.1	$—	$1.8	$12.4
Adjusted operating income (loss) (non-GAAP)	$13.8	$(1.6)	$27.8	$9.3	$—	$(16.5)	$32.8
Adjusted operating margin (non-GAAP)	10.3%	(2.2)%	21.1%	20.8%	—%	—%	8.7%
_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.